UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  August 16, 2005
(Date of earliest event reported)

CGI HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	33-19980-D	87-0450450
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5 Revere Drive
Suite 510
Northbrook, Illinois  60062
(Address of Principal Executive Offices)

(847) 562-0177
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

As more fully described in Item 5.02 below, on August 16, 2005, CGI Holding Corporation d/b/a Think Partnership Inc. (the “Company”) announced that it had appointed George F. Douaire as its Chief Operating Officer and Scott Mitchell as its President.  The Company entered into an employment agreement, effective as of August 15, 2005, with Mr. Douaire.

Mr. Douaire’s employment agreement provides for the following: (i) an employment term ending on August 31, 2008; (ii) base salary equal to $175,000 per annum, which may be increased to at least $225,000 upon the approval of the Company’s Chief Executive Officer and Chairman when certain subjective performance goals are met; (iii) other benefits that are generally available to the vice presidents of the Company; (iv) a non-competition and non-solicitation covenant during the term of the employment agreement and for a period of one year thereafter; (v) termination of the employment agreement (A) by the Company for cause or the disability of Mr. Douaire, (B) automatically upon the death of Mr. Douaire, or (C) in the event that Mr. Douaire is asked to relocate to a geographic area outside the Chicago, Illinois metropolitan area, he does not accept such relocation, and a suitable position cannot be arranged at his current location; and (vi) severance equal to all amounts that would have become due and owing through August 11, 2008 if the Company terminates the employment agreement other than pursuant to (A), (B) or (C) above.  In addition, the Company issued to Mr. Douaire warrants to purchase up to 150,000 shares of the Company’s common stock at an exercise price equal to $3.44 per share.  Warrants with respect to 6,250 shares vest on the 11th day of each month beginning on August 11, 2006 through and including July 11, 2008.  The warrants expire on August 15, 2010, subject to earlier termination if not exercised within 30 days following Mr. Douaire’s last day of employment by the Company or by a subsidiary of the Company.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 16, 2005, the Company issued a press release announcing that it had appointed George F. Douaire as its Chief Operating Officer and Scott P. Mitchell as its President.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1. A summary of the material terms of Mr. Douaire’s employment agreement is set forth in Item 1.01 above.  Additionally, effective as of August 18, 2005, the Company amended Mr. Mitchell’s employment agreement to increase his annual base salary to $250,000 and to extend the term of Mr. Mitchell’s employment to December 31, 2008.

As part of the Company’s acquisition of WebCapades, Inc. on August 19, 2004, the Company issued notes payable totaling $1.2 million to the former shareholders of WebCapades including Mr. Mitchell and his wife Kristi Mitchell.  The Company is repaying these notes in level monthly installments over twenty-four months.  The notes do not contain a stated interest rate.  As of the date of this Current Report, approximately $534,000 remains outstanding on the notes payable to Mr. and Mrs. Mitchell.

Item 9.01               Financial Statements and Exhibits

(a)                                  Financial Statements of the Businesses Acquired.

None.

(b)                                 Pro Forma Financial Information

None.

(c)                                  Exhibits

99.1                           Press Release dated August 16, 2005 announcing the appointment of George F. Douaire as its Chief Operating Officer and Scott P. Mitchell as its President.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 19, 2005

CGI HOLDING CORPORATION.

By:	/s/ Gerard M. Jacobs
Name:	Gerard M. Jacobs
Title:	Chief Executive Officer